Exhibit 8.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

September 12, 2018

Board of Directors
Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092

Re:    Tax Consequences—Merger of Clover Community Bankshares, Inc. with and into
          Carolina Trust BancShares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Carolina Trust BancShares, Inc., a North Carolina corporation (“CART”), in connection with the proposed merger (the “Merger”) of Clover Community Bankshares, Inc., a South Carolina corporation (“Clover”), with and into CART pursuant to the Agreement and Plan of Merger and Reorganization dated as of June 14, 2018 (the “Merger Agreement”), by and among CART and Clover.  The Merger Agreement provides for the merger of Clover with and into CART, with CART as the surviving entity.  This opinion is being rendered at your request, in connection with the filing by CART of a registration statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.  Any term with initial capital letters used and not otherwise defined herein has the meaning given to it in the Merger Agreement and the Registration Statement.

In providing the opinion set forth below, we have relied, with your consent, upon the representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and the joint proxy statement/prospectus contained therein (the “Proxy Statement/Prospectus”), certain written representations made by officers of CART, Carolina Trust Bank (a wholly owned subsidiary of CART), Clover, and Clover Community Bank (a wholly owned subsidiary of Clover) on behalf of CART, Carolina Trust Bank, Clover, and Clover Community Bank, respectively, relevant to this opinion (the “Representation Letters”), and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

Carolina Trust BancShares, Inc.
September 12, 2018

Facts

At the effective time of the Merger (the “Effective Time”), Clover will merge with and into CART.  CART will be the surviving corporation in the Merger and continue its corporate existence under the laws of the State of North Carolina, and the separate existence of Clover will thereupon cease.  Pursuant to the Merger, each share of common stock of Clover (“Clover Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and shares of Clover Common Stock that are owned by holders of Clover Common Stock properly exercising their dissenters’ rights pursuant to sections 33-13-10 through 33-13-310 of the SCBCA), will be converted exclusively into the right to receive 2.7181 shares of common stock of CART (“CART Common Stock”) or $22.00 in cash, or a prorated combination thereof.  Each holder of Clover Common Stock who would otherwise have been entitled to receive a fraction of a share of CART Common Stock will receive cash (without interest) in an amount equal to such fractional part of a share of CART Common Stock multiplied by the average closing sale price of CART Common Stock for 20 consecutive full trading days ending at the trading day immediately prior to the Closing Date.  Additional relevant facts pertaining to CART, Clover, and the Merger are set forth in the Merger Agreement and in the Representation Letters.

Assumptions

In rendering our opinion, we have relied upon the following assumptions with your permission:

1.          The factual statements and representations contained in the Merger Agreement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications.  The Merger Agreement and the Representation Letters reflect all material facts relating to the Merger, CART, and Clover.

2.          As to all matters occurring in the future with respect to which a person or entity has represented that such person or entity expects an event or action to occur or to not occur, we have assumed that such event or action in fact will occur or will not occur in accordance with such representation.

3.          The Merger will be consummated in accordance with the terms of the Merger Agreement, and none of the terms and conditions therein have been waived or modified in any respect or will be waived or modified in any respect before the Effective Time.

4.          Clover’s only outstanding stock (as that term is used in section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the Effective Time will be the Clover Common Stock.

5.          As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, we have assumed that there is in fact no such plan, intention, understanding, or agreement.

6.          Other than the Merger Agreement, there are no understandings or agreements between or among the parties to the Merger Agreement (the “Parties”) or their respective affiliates that bear directly or indirectly on the Merger.

Carolina Trust BancShares, Inc.
September 12, 2018

7.          The Parties will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code or the Treasury Regulations promulgated thereunder.

8.          The aggregate amount of cash paid or distributed to Clover shareholders in exchange for shares of Clover Common Stock in connection with the Merger, whether by reason of exercise of statutory dissenters’ rights, payments in lieu of fractional shares, or payments for shares of Clover Common Stock exchanged and canceled in the Merger, will not exceed the value of CART Common Stock issued to Clover shareholders in the Merger.

9.          The aggregate fair market value of any CART Common Stock plus any cash received by each Clover shareholder in exchange for Clover Common Stock will be approximately equal to the fair market value of the Clover Common Stock surrendered in the Merger.

10.          All documents submitted to us as certified, conformed, or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Opinion

Based upon the foregoing and subject to (i) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement providing for the Merger, and (ii) the limitations, qualifications, and assumptions set forth herein, we are of the opinion that (under existing law):

1.          The Merger will qualify as a “reorganization” for federal income tax purposes within the meaning of section 368(a) of the Code.

2.          The discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, sets forth the material United States federal income tax consequences applicable to Clover shareholders in the Merger.

Carolina Trust BancShares, Inc.
September 12, 2018

Qualifications

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1.          We express no opinion as to the laws of any jurisdiction, or of any transactions related to the Merger or contemplated by the Merger Agreement, other than the provisions of federal income tax laws under the Code and their applicability to the Merger as specified above.  Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

2.          Based on your consent and agreement, our opinion is limited to the specific matters described in our opinion above, and does not address any other federal, state, local, or foreign tax matters, issues, or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger).  Our opinion does not deal with all aspects or details of federal taxation that may be relevant to Clover, CART, or their respective affiliates, shareholders, or that may be relevant to a particular shareholder of Clover or CART based on his, her, or its specific tax situation.  In particular, we express no opinion regarding (i) whether and the extent to which any Clover shareholder, optionholder, or warrantholder who has provided or will provide services to Clover or CART or any of their affiliates will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the CART stock or options or warrants received by any such shareholder, optionholder, or warrantholder in the Merger; (iii) the potential application of the “golden parachute” provisions (sections 280G, 3121(v)(2), and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56, and 57 of the Code), sections 108, 305, 306, 341, 424, or 1244 of the Code, or the Treasury Regulations promulgated under such Code provisions; (iv) other than the fact that the Merger will be a reorganization within the meaning of Code section 368(a), the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of CART or Clover after application of any provision of the Code, the Treasury Regulations promulgated thereunder, and judicial interpretations thereof; (v) the tax consequences of any transaction (other than the Merger) in which CART’s stock or a right to acquire CART’s stock was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants for Clover stock or CART stock, or that may be relevant to the holders of shares of Clover or CART and/or holders of options or warrants for Clover’s stock or CART’s stock who hold their shares or options or warrants as part of a “straddle” or “conversion” transaction or who are dealers in securities, foreign persons, trusts, other entities, or holders of shares acquired upon exercise of stock options or in other compensatory transactions.  Certain categories of shareholders or holders of options or warrants of Clover, such as corporate and/or foreign holders, may be subject to special rules not discussed herein.

3.          The foregoing opinion is being furnished for the purpose referred to in the first paragraph of this letter, and, except as noted below, this letter is not to be used or relied upon for any other purpose without our prior written consent in each instance.  The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.  Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise set forth in this opinion or as required by law.

Carolina Trust BancShares, Inc.
September 12, 2018

4.          This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof.  It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, in certain circumstances with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement or the Representation Letters, may affect the continuing validity of the opinions set forth herein.  Any material defect in any assumption or representation on which we have relied would adversely affect our opinions.

5.          An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinions will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to our firm.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder by the Commission.

Very truly yours,

WYRICK ROBBINS YATES & PONTON LLP

/S/ WYRICK ROBBINS YATES & PONTON LLP